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                                                              Exhibit 2(k)(viii)

                             AGREEMENT OF AMENDMENT

                                                    Dated as of October 17, 2003

     Reference is made to that certain Revolving Credit and Security Agreement dated as of October 23, 1998 (as from time to time amended, the "Credit Agreement") among Managed High Yield Plus Fund Inc. (the "Borrower"), CRC Funding, LLC (formerly Corporate Receivables Corporation), Citibank, N.A. (the "Secondary Lender") and Citicorp North America, Inc., as agent (the "Agent"). Capitalized terms used and not defined herein shall have the meanings assigned to them in the Credit Agreement.

     The parties hereto agree that, effective as of the date hereof, the definition of the term "Maturity Date" set forth in Section. 1.01 of the Credit Agreement is hereby amended by replacing the date "October 17, 2004" set forth in clause (ii) therein with the date "October 15, 2005".

     The parties hereto agree that, effective as of the date hereof, the definition of the term "Secondary Lender Stated Expiration Date" set forth in
Section 1.01 of the Credit Agreement is hereby amended by replacing the date "October 17, 2003" set forth therein with the date "October 15, 2004".

     The parties hereto agree that, effective as of the date hereof; clause (b) of Section 9.09 of the Credit Agreement shall be amended (i) to add the language ", to providers of program wide credit enhancement for CRC" after the parenthetical "(collectively, the "Secured Party Representatives")" set forth therein, and (ii) to remove the word "and" before the word "Moody's" set forth therein and to add the language "and any other rating agency that rates the promissory notes of CRC."' after the word "Moody's" set forth therein.

     The parties hereto agree that, effective as of the date hereof, Section
9.09 of the Credit Agreement shall be amended to add the following clause (c) at the end thereof:

          "(c) Notwithstanding anything in this Section 9.09 to the contrary, the Borrower, the Lender, the Secondary Lender and the Agent (and each employee, representative or other agent of the Borrower, the Lender, the Secondary Lender and the Agent) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and/or U.S. tax structure of the Facility and all materials of any kind (including opinions or other tax analyses) that are provided to it, relating to such U.S. tax treatment and/or U.S. tax structure of the Facility, other than any information for which non-disclosure is reasonably necessary in order to comply with applicable securities laws."

     The parties hereto agree that, effective as of the date hereof, Section
9.11 of the Credit Agreement shall be amended to add the following language at the end thereof:

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          "The obligations of CRC under and in connection with this Agreement and the other Program Documents are solely the obligations of the CRC. It is expressly agreed that no recourse shall be had for the payment of any amount owing in respect of this Agreement or any other Program Document or for any other obligation or claim arising out of or based upon this Agreement or any other Program Document, against any member, stockholder, employee, officer, manager, director, organizer or incorporator of CRC or against any member, stockholder, employee, officer, manager, director, organizer or incorporator of any such member, stockholder or manager."

     The Borrower represents and warrants to the Agent, the Lender and the Secondary Lender that immediately after giving effect to this Amendment, the representations and warranties of the Borrower set forth in the Credit Agreement arc true and correct in all material respects and no Default or Event of Default shall have occurred and be continuing.

     This Agreement of Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

     THIS.AGREEMENT OF AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     All references in any Program Document to the Credit Agreement on and after the date hereof shall be deemed to refer to the Credit Agreement as amended hereby, and the parties hereto agree that on and after the date hereof, the Credit Agreement, as amended hereby, is in full force and effect.

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     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed and delivered by their duly authorized officers as of the date first above Written).

CITICORP NOTRH AMERICA, INC., as Agent          CITIBANK, N.A.
                                                as Secondary Lender


By:   /s/ Richard C. Simons                     By:   /s/ Richard C. Simons
   ---------------------------------               -----------------------------
     Name: Richard C. Simons                         Name: Richard C. Simons
     Title: Vice President                           Title: Vice President


CRC Funding, LLC                                MANAGED HIGH YIELD PLUS FUND
By: Citicorp North America, Inc.,               INC., as Borrower
      its Attorney-in-Fact


By:   /s/ Richard C. Simons                     By:   /s/ David M. Goldenberg
   ---------------------------------               -----------------------------
     Name: Richard C. Simons                         Name: David M. Goldenberg
     Title: Vice President                           Title: Vice President

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